GAMING & ENTERTAINMENT GROUP, INC.
                       16821 ESCALON DR., ENCINO, CA 91436
                  TELEPHONE 818.400.5930 FACSIMILE 413.723.2141

                                                Gregory L. Hrncir
                                                President
                                                Office: 818.400.5930
                                                E-mail: gregory@gaming-group.com

May 17, 2006

VIA EDGAR- CORRESPONDENCE
-------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Gaming & Entertainment Group, Inc.;
           Form 8-K;
           File No. 0-28399

Ladies and Gentlemen:

         On behalf of Gaming & Entertainment Group, Inc. ("Company"), in response to the letter from the Securities and Exchange Commission (the "Commission") dated May 8, 2006, relating to the filing of a Current Report on Form 8-K, we acknowledge the following:

         1. The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

         2. Staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

         3. The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Gregory L. Hrncir

Gregory L. Hrncir